MDU Resources Announces 2017 Financial Results, Initiates Guidance for 2018

BISMARCK, N.D. - Feb. 6, 2018 - MDU Resources Group, Inc. (NYSE: MDU) today reported 2017 earnings from continuing operations of $284.2 million, or $1.45 per share, compared to 2016 earnings from continuing operations of $232.4 million, or $1.19 per share. In the fourth quarter of 2017, earnings from continuing operations were $115.4 million, or 59 cents per share, compared to $66.3 million, or 33 cents per share, in 2016.

Including discontinued operations, MDU Resources reported 2017 earnings of $280.4 million, or $1.43 per share, compared to $63.7 million, or 33 cents per share, in 2016. In the fourth quarter of 2017, earnings including discontinued operations were $115.3 million, or 59 cents per share, compared to fourth quarter 2016 earnings of $65.5 million, or 33 cents per share.

“We are very pleased with our strong finish to the year, irrespective of the benefit we saw from federal tax reform,” said David L. Goodin, president and CEO of MDU Resources. “We had a particularly strong fourth quarter, with our construction businesses successfully executing on projects under favorable weather conditions in October and November and our regulated energy delivery businesses benefiting from colder weather at the end of the quarter.

“In 2017, all our businesses performed very well, and we are optimistic about the momentum we have going into 2018 as we continue building a strong America. We are looking forward to completing the growth projects scheduled at our utility and pipeline businesses, and successfully executing on the strong combined backlog at our construction businesses.”

In the fourth quarter, MDU Resources was recognized on the Thomson Reuters 2017 Top 25 Global Multiline Utilities list (http://www.thomsonreuters.com/en/products-services/energy/top-100/subsector-leaders.html). The list recognizes companies that have demonstrated a commitment to energy leadership in these areas: financial, management and investor confidence, risk and resilience, legal compliance, innovation, people and social sustainability, environmental impact, and reputation.

Tax Reform
In the fourth quarter, the company performed a one-time revaluation of its net deferred tax liabilities due to the reduction of the corporate tax rate from 35 percent to 21 percent effective Jan. 1, 2018, as indicated in the federal Tax Cuts and Jobs Act (TCJA), which was signed into law Dec. 22. The company recorded a benefit in the fourth quarter of $39.5 million, or 20 cents per share, to its 2017 earnings attributable to the TCJA. The earnings impacts to each business segment are:

•	The electric and natural gas utility recognized a charge of $6.4 million.

•	The pipeline and midstream business recognized a charge of $200,000.

•	The construction services business recorded a benefit of $4.3 million.

•	The construction materials business recorded a benefit of $41.9 million.
The revaluation of the company's regulated deferred tax assets and liabilities was not recognized in the income statement since the company continues to work with the various regulators on a plan for amounts expected to be returned to customers. This resulted in the creation of a regulatory liability as a net increase to taxes refundable to customers of $285.5 million.

Business Unit Highlights
Regulated Energy Delivery
The electric and natural gas utility earned $81.6 million in 2017, compared to $69.3 million in 2016. The 2017 results include a $6.4 million decrease related to an adjustment of net deferred tax assets resulting from the TCJA. In 2017, the company sold 2 percent more electricity and 13 percent more natural gas than the previous year, primarily because its customer base grew by 2 percent and its service areas experienced colder weather. Regulatory relief also contributed to earnings growth. The company expects, after receiving advance determination of prudence from the North Dakota Public Service Commission in the fourth quarter, that it will soon have a purchase agreement in place for the Thunder Spirit Wind farm expansion in southwestern North Dakota, with the purchase to be finalized when construction is complete in late 2018. When complete, the wind farm’s total generation capacity will be approximately 155 megawatts and will expand the company’s electric generation portfolio to approximately 27 percent renewables. During 2018, the company expects to complete a 21-mile, 12-inch natural gas pipeline to serve a manufacturing facility in Gwinner, North Dakota, and other nearby potential customers.

Reflecting the sale at the start of 2017 of the Pronghorn natural gas processing assets, the pipeline and midstream business earned $20.5 million for the year, compared to $23.4 million in 2016. The 2017 results include a $200,000 decrease related to an adjustment of net deferred tax assets resulting from the TCJA. The company transported a record volume of natural gas through its system in 2017, partly due to completing two expansion projects that increased pipeline capacity by 62 million cubic feet per day. The company expects in 2018 to complete the 38-mile, 16-inch Valley Expansion project and the 13-mile, 24-inch Line Section 27 expansion project, with construction on both projects expected to begin this spring. When completed, the company’s natural gas transportation capacity will exceed 1.8 billion cubic feet per day. The company is evaluating additional growth projects to increase transportation capacity for the Bakken region, which is producing record volumes of natural gas.

Construction Materials and Services
The construction services business experienced record revenues in 2017 of $1.37 billion and earned $53.3 million, up from 2016’s earnings of $33.9 million. The 2017 results include a benefit of $4.3 million from an adjustment to net deferred tax liabilities resulting from the TCJA. This business saw higher workloads and margins in inside specialty contracting work, particularly in the high-tech, manufacturing and retail areas, and in outside specialty contracting work, with an increase in equipment sales and rentals, several transmission projects, and storm-recovery work. This business is exploring acquisition opportunities. Its backlog of work at Dec. 31 was $708 million, which is 49 percent higher than the previous year.

The construction materials business earned $123.4 million in 2017, compared to $102.7 million in 2016. The 2017 results include a benefit of $41.9 million from an adjustment to net deferred tax liabilities resulting from the TCJA. This business was impacted early in 2017 by above-average precipitation in many markets and natural disasters in some areas, however favorable weather in western markets early in the fourth quarter allowed this business to successfully complete a number of projects. This business is evaluating acquisition opportunities in 2018. The construction materials year-end backlog of $486 million is the third best on record, although down from 2016.

Guidance
MDU Resources expects earnings per share in the range of $1.25 to $1.45 in 2018, based on these assumptions:

•	Normal operating conditions and weather conditions, including precipitation and temperatures, across all service areas.

•	No significant acquisitions or divestitures.

•	Investing $628 million for capital projects.

•	Construction services revenues in the range of $1.45 billion to $1.60 billion and construction materials revenues in the range of $1.8 billion to $1.9 billion, with margins comparable to 2017.

Corporate Strategy
MDU Resources’ strategy is to increase market share and profitability in its regulated energy delivery and construction materials and services businesses, while enhancing value through organic growth opportunities and strategic acquisitions of well-managed companies and properties. The company, on a consolidated basis, anticipates 5 to 8 percent long-term compound annual growth on earnings per share.

Conference Call
MDU Resources will discuss 2017 earnings results and 2018 guidance on a webcast at 2 p.m. EST Feb. 7. The event can be accessed at www.mdu.com. Webcast and audio replays will be available through Feb. 21 at 855-859-2056, or 404-537-3406 for international callers, conference ID 3158659.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index and the S&P High-Yield Dividend Aristocrats index, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, see the company’s website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095
Financial Contact: Jason Vollmer, vice president, chief financial officer and treasurer, 701-530-1755

Forward-Looking Statements

The information contained in this press release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, there is no assurance that the company’s projections, including estimates for growth and changes in earnings, will in fact be achieved. Please refer to assumptions contained in this section, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10-K. Changes in such assumptions and factors could cause actual future results to differ materially from our forward-looking projections. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.
Throughout this press release, the company presents financial information prepared in accordance with GAAP, as well as EBITDA and EBITDA from continuing operations, which are considered non-GAAP financial measures. The use of these non-GAAP measures should not be construed as alternatives to earnings or operating cash flows. The company believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance due to its uniquely diverse operations. Please refer to the "Non-GAAP Financial Measures" section contained in this document for additional information.
Performance Summary and Future Outlook
Earnings

Business Line	Fourth Quarter 2017 Earnings*	Fourth Quarter 2016 Earnings	2017 Earnings*	2016 Earnings
	(In millions, except per share amounts)
Regulated energy delivery	$34.9	$37.7	$102.1	$92.7
Construction materials and services	79.3	27.6	176.7	136.6
Other and eliminations	1.2	1.0	5.4	3.1
Earnings from continuing operations	115.4	66.3	284.2	232.4
Loss from discontinued operations, net of tax	(.1)	(.8)	(3.8)	(300.4)
Loss from discontinued operations attributable to noncontrolling interest	—	—	—	(131.7)
Earnings on common stock	$115.3	$65.5	$280.4	$63.7
Earnings per share:
Earnings from continuing operations	$.59	$.33	$1.45	$1.19
Discontinued operations attributable to the company, net of tax	—	—	(.02)	(.86)
Earnings per share	$.59	$.33	$1.43	$.33

*	Includes an income tax benefit of $39.5 million, or $.20 per share, primarily for the revaluation of net deferred tax liabilities under the TCJA.

Consolidated Statements of Income
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(In millions, except per share amounts)
Operating revenues:	(Unaudited)
Electric, natural gas distribution and regulated pipeline and midstream	$378.7	$357.5	$1,244.8	$1,141.4
Nonregulated pipeline and midstream, construction materials and contracting, construction services and other	786.5	658.6	3,198.6	2,987.4
Total operating revenues	1,165.2	1,016.1	4,443.4	4,128.8
Operating expenses:
Operation and maintenance:
Electric, natural gas distribution and regulated pipeline and midstream	87.8	83.0	323.1	312.4
Nonregulated pipeline and midstream, construction materials and contracting, construction services and other	692.0	572.8	2,807.7	2,580.9
Total operation and maintenance	779.8	655.8	3,130.8	2,893.3
Purchased natural gas sold	147.0	140.0	431.0	382.8
Depreciation, depletion and amortization	52.3	53.1	207.5	216.3
Taxes, other than income	39.4	34.9	166.7	151.8
Electric fuel and purchased power	21.2	20.8	78.7	75.5
Total operating expenses	1,039.7	904.6	4,014.7	3,719.7
Operating income	125.5	111.5	428.7	409.1
Other income	1.3	1.3	4.1	5.0
Interest expense	20.8	20.5	82.8	87.9
Income before income taxes	106.0	92.3	350.0	326.2
Income taxes	(9.4)	25.8	65.1	93.1
Income from continuing operations	115.4	66.5	284.9	233.1
Loss from discontinued operations, net of tax	(.1)	(.8)	(3.8)	(300.4)
Net income (loss)	115.3	65.7	281.1	(67.3)
Loss from discontinued operations attributable to noncontrolling interest	—	—	—	(131.7)
Loss on redemption of preferred stocks	—	—	.6	—
Dividends declared on preferred stocks	—	.2	.1	.7
Earnings on common stock	$115.3	$65.5	$280.4	$63.7

Earnings per common share – basic:
Earnings before discontinued operations	$.59	$.34	$1.46	$1.19
Discontinued operations attributable to the company, net of tax	—	—	(.02)	(.86)
Earnings per common share – basic	$.59	$.34	$1.44	$.33
Earnings per common share – diluted:
Earnings before discontinued operations	$.59	$.33	$1.45	$1.19
Discontinued operations attributable to the company, net of tax	—	—	(.02)	(.86)
Earnings per common share – diluted	$.59	$.33	$1.43	$.33
Dividends declared per common share	$.1975	$.1925	$.7750	$.7550
Weighted average common shares outstanding – basic	195.3	195.3	195.3	195.3
Weighted average common shares outstanding – diluted	195.6	195.9	195.7	195.6

Selected Cash Flows Information
	2017	2016
	(In millions)
Operating activities:
Net cash provided by continuing operations	$349.2	$423.0
Net cash provided by discontinued operations	98.8	39.2
Net cash provided by operating activities	448.0	462.2
Investing activities:
Net cash used in continuing operations	(216.4)	(344.8)
Net cash provided by discontinued operations	2.2	39.7
Net cash used in investing activities	(214.2)	(305.1)
Financing activities:
Net cash used in continuing operations	(245.3)	(154.1)
Net cash used in discontinued operations	—	(40.8)
Net cash used in financing activities	(245.3)	(194.9)
Decrease in cash and cash equivalents	(11.5)	(37.8)
Cash and cash equivalents - beginning of year	46.1	83.9
Cash and cash equivalents - end of year	$34.6	$46.1

Capital Expenditures
Business Line	2017 Actual	2018 Estimated	2019 Estimated	2020 Estimated	2018 - 2022 Total Estimated
			(In millions)
Regulated energy delivery
Electric	$109	$229	$107	$98	$617
Natural gas distribution	147	203	211	172	891
Pipeline and midstream	31	97	100	109	349
	287	529	418	379	1,857
Construction materials and services
Construction services	19	17	16	16	84
Construction materials and contracting	44	79	78	76	382
	63	96	94	92	466
Other	2	3	2	1	8
Total capital expenditures	$352	$628	$514	$472	$2,331

Note: Total capital expenditures is presented on a gross basis and excludes net proceeds of approximately $117 million in 2017.
Capital expenditures for 2018 include line-of-sight opportunities at the company's business units. Targeted acquisitions would be incremental to the outlined capital program. Estimated operating cash flows are $425 million to $450 million in 2018.

Non-GAAP Financial Measures
The company, in addition to presenting its earnings in conformity with GAAP, has provided non-GAAP financial measures of EBITDA by operating segment and EBITDA from continuing operations. The company believes that these non-GAAP financial measures are useful to investors in evaluating the company's financial performance and valuation, especially due to the diversity of the company's operations. The company's management uses the non-GAAP measures in conjunction with GAAP results when evaluating the company's operating results and calculating compensation packages.
The company presents EBITDA by operating segment and EBITDA from continuing operations on a consolidated basis in this press release. The company defines EBITDA as earnings attributable to the operating segment before interest, taxes, depreciation, depletion and amortization, and EBITDA from continuing operations as income from continuing operations before interest, taxes, depreciation, depletion and amortization. The company's management considers it a useful financial measure in evaluating the operating performance of the company as well as each operating segment due to the diverse operations performed at each segment. The company believes EBITDA and EBITDA from continuing operations are useful measures in providing meaningful information about operational efficiency compared to the company's peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. The presentation of EBITDA and EBITDA from continuing operations is also provided for investment professionals who use such metrics in their analyses. The investment community often uses these metrics to assess the operating performance of a company’s business and to provide a consistent comparison of performance from period to period. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. The presentation of this additional information is not meant to be considered a substitution for financial measures prepared in accordance with GAAP. The company strongly encourages investors to review the consolidated financial statements in their entirety and to not rely on any single financial measure.
The following table provides a reconciliation of consolidated GAAP earnings to EBITDA from continuing operations. The reconciliation for each operating segment's EBITDA is included with each operating segment's condensed income statement.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(In millions)
Earnings on common stock	$115.3	$65.5	$280.4	$63.7
Less:
Loss from discontinued operations attributable to noncontrolling interest	—	—	—	131.7
Loss on redemption of preferred stocks	—	—	(.6)	—
Dividends declared on preferred stocks	—	(.2)	(.1)	(.7)
Net income (loss)	115.3	65.7	281.1	(67.3)
Loss from discontinued operations, net of tax	.1	.8	3.8	300.4
Income from continuing operations	115.4	66.5	284.9	233.1
Adjustments:
Interest expense	20.8	20.5	82.8	87.9
Income taxes	(9.4)	25.8	65.1	93.1
Depreciation, depletion and amortization	52.3	53.1	207.5	216.3
EBITDA from continuing operations	$179.1	$165.9	$640.3	$630.4

Regulated Energy Delivery

Electric
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(Dollars in millions, where applicable)
Operating revenues	$88.5	$83.4	$342.8	$322.3
Operating expenses:
Operation and maintenance	32.6	30.5	120.0	115.2
Electric fuel and purchased power	21.2	20.8	78.7	75.5
Depreciation, depletion and amortization	12.2	12.4	47.7	50.2
Taxes, other than income	3.1	2.7	14.3	12.9
Total operating expenses	69.1	66.4	260.7	253.8
Operating income	19.4	17.0	82.1	68.5
Earnings	$11.5	$10.4	$49.4	$42.2
Adjustments:
Interest expense	6.4	6.0	25.4	25.0
Income taxes	1.8	.4	7.7	1.4
Depreciation, depletion and amortization	12.2	12.4	47.7	50.2
EBITDA	$31.9	$29.2	$130.2	$118.8
Retail sales (million kWh):
Residential	293.3	296.9	1,153.5	1,132.5
Commercial	390.4	402.2	1,513.1	1,491.8
Industrial	143.9	142.3	539.9	544.2
Other	24.4	23.5	100.0	90.0
	852.0	864.9	3,306.5	3,258.5
Average cost of electric fuel and purchased power per kWh	$.023	$.023	$.022	$.021
The electric business reported $1.1 million higher earnings in the fourth quarter of 2017, compared to the same period in 2016, which includes an additional income tax expense of $2.1 million as a result of the enactment of the TCJA. Absent the impact of the TCJA, this business's earnings increased as a result of higher electric retail sales margins from approved rate recovery as well as the recovery of additional investment in a Midcontinent Independent System Operator multivalue project.
The electric business had an increase in earnings of $7.2 million in 2017. This business recorded an additional income tax expense of $2.1 million, as previously discussed. Absent the impact of the TCJA, this business's earnings increased because of higher electric retail sales margins. The higher margins were the result of recovering additional investment in a MISO multivalue project, additional approved rate recovery and 2 percent higher retail sales volumes to commercial and residential customers. Lower depreciation, depletion and amortization expense from lower depreciation rates implemented in conjunction with regulatory recovery activity also contributed to higher earnings. Partially offsetting these increases was higher operation and maintenance expense, largely from higher payroll-related costs, material costs and contract services.
The electric business's EBITDA increased $11.4 million in 2017, compared to 2016, primarily because of the retail sales margin increase.

Natural Gas Distribution
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(Dollars in millions, where applicable)
Operating revenues	$282.0	$266.0	$848.4	$766.1
Operating expenses:
Operation and maintenance	44.4	41.5	163.7	158.1
Purchased natural gas sold	165.0	157.8	479.9	431.5
Depreciation, depletion and amortization	17.7	15.8	69.4	65.4
Taxes, other than income	13.3	11.8	50.5	46.1
Total operating expenses	240.4	226.9	763.5	701.1
Operating income	41.6	39.1	84.9	65.0
Earnings	$18.0	$22.2	$32.2	$27.1
Adjustments:
Interest expense	8.1	7.6	31.2	30.4
Income taxes	15.9	9.9	22.8	9.2
Depreciation, depletion and amortization	17.7	15.8	69.4	65.4
EBITDA	$59.7	$55.5	$155.6	$132.1
Volumes (MMdk)
Sales:
Residential	23.2	22.0	63.6	56.2
Commercial	15.3	14.4	44.3	38.9
Industrial	1.3	1.2	4.6	4.2
	39.8	37.6	112.5	99.3
Transportation:
Commercial	.7	.6	2.0	1.8
Industrial	40.4	37.6	142.5	145.8
	41.1	38.2	144.5	147.6
Total throughput	80.9	75.8	257.0	246.9
Degree days (% of normal)*
Montana-Dakota/Great Plains	100%	95%	100%	89%
Cascade	102%	97%	107%	87%
Intermountain	108%	100%	111%	96%
Average cost of natural gas, including transportation, per dk	$4.14	$4.19	$4.26	$4.35
* Degree days are a measure of the daily temperature-related demand for energy for heating.

The natural gas distribution business's earnings decreased $4.2 million in the fourth quarter of 2017, when compared to 2016. The enactment of the TCJA resulted in additional income tax expense of $4.3 million in 2017. Absent the impact of the TCJA, this business had an increase in earnings from higher natural gas distribution retail sales margins. The margin increase was a direct result of approved rate recovery and 6 percent higher retail sales volumes to all customer classes from colder weather in all jurisdictions and customer growth. Partially offsetting the increase were lower tax credits; higher operation and maintenance expense because of higher payroll-related costs and contract services; and higher depreciation, depletion and amortization expense as a result of increased property, plant and equipment balances.
The natural gas distribution business had an increase in earnings of $5.1 million in 2017. This business recorded an income tax expense of $4.3 million, as previously discussed. Absent the impact of the TCJA, this business's earnings increased in 2017 from higher natural gas distribution retail sales margins. The margin increase was the result of 13 percent higher retail sales volumes across all customer classes from colder weather in all jurisdictions, as well as approved rate recovery. Weather normalization in certain jurisdictions somewhat reduced the margins. Also partially offsetting the increases were higher operation and maintenance expense from payroll-related costs and material costs; higher depreciation, depletion and amortization expense as a result of increased property, plant and equipment balances; and lower tax credits.
The natural gas distribution business's EBITDA increased $23.5 million in 2017, compared to 2016, primarily the result of increased retail sales margins.

Pipeline and Midstream
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(Dollars in millions)
Operating revenues	$32.3	$35.8	$122.2	$141.6
Operating expenses:
Operation and maintenance	15.1	18.3	56.0	61.4
Depreciation, depletion and amortization	4.3	6.4	16.8	24.9
Taxes, other than income	3.4	3.0	12.5	11.9
Total operating expenses	22.8	27.7	85.3	98.2
Operating income	9.5	8.1	36.9	43.4
Earnings	$5.4	$5.1	$20.5	$23.4
Adjustments:
Interest expense	1.2	1.6	5.0	7.9
Income taxes	3.2	1.5	12.3	12.4
Depreciation, depletion and amortization	4.3	6.4	16.8	24.9
EBITDA	$14.1	$14.6	$54.6	$68.6
Transportation volumes (MMdk)	83.5	68.1	312.5	285.3
Natural gas gathering volumes (MMdk)	4.0	5.1	16.1	20.0
Customer natural gas storage balance (MMdk):
Beginning of period	34.6	35.3	26.4	16.6
Net injection (withdrawal)	(12.2)	(8.9)	(4.0)	9.8
End of period	22.4	26.4	22.4	26.4
The pipeline and midstream business reported $300,000 higher earnings in the fourth quarter of 2017, compared to the same period in 2016, which includes an additional income tax expense of $200,000 as a result of the enactment of the TCJA. Absent the impact of the TCJA, this business's earnings increase reflects lower operation and maintenance expense largely from the absence in 2017 of a $1.4 million (after tax) fair value impairment associated with the Pronghorn sale and reduced contract services. Higher transportation revenues also contributed, driven by increased off-system transportation volumes due to recently completed organic growth projects. Partially offsetting these increases were lower earnings due to the sale of the Pronghorn assets in January 2017.
The pipeline and midstream business's earnings decreased $2.9 million in 2017, compared to 2016, largely the result of lower earnings due to the sale of the Pronghorn assets and the additional income tax expense of $200,000, as previously discussed. Partially offsetting these decreases were lower operation and maintenance expense, largely from the absence in 2017 of a $1.4 million (after tax) fair value impairment, and higher transportation revenues driven by increased off-system transportation volumes, as previously discussed.
The pipeline and midstream business's EBITDA decreased $14.0 million in 2017, compared to 2016, primarily from the sale of the Pronghorn assets.

Construction Materials and Services

Construction Services
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(In millions)
Operating revenues	$357.2	$250.5	$1,367.6	$1,073.3
Operating expenses:
Cost of sales:
Operation and maintenance	297.8	200.1	1,153.9	905.4
Depreciation, depletion and amortization	3.4	3.4	14.2	13.5
Taxes, other than income	9.7	8.2	43.4	35.2
	310.9	211.7	1,211.5	954.1
Selling, general and administrative expense:
Operation and maintenance	19.0	15.1	69.0	59.9
Depreciation, depletion and amortization	.4	.5	1.5	1.8
Taxes, other than income	1.0	1.1	4.0	3.8
	20.4	16.7	74.5	65.5
Total operating expenses	331.3	228.4	1,286.0	1,019.6
Operating income	25.9	22.1	81.6	53.7
Earnings	$20.4	$13.7	$53.3	$33.9
Adjustments:
Interest expense	1.0	1.0	3.7	4.1
Income taxes	4.7	8.0	25.6	17.8
Depreciation, depletion and amortization	3.8	3.9	15.7	15.3
EBITDA	$29.9	$26.6	$98.3	$71.1
The construction services business reported $6.7 million higher earnings in the fourth quarter of 2017, compared to the same period in 2016, which includes an income tax benefit of $4.3 million as a result of the enactment of the TCJA. Absent the impact of the TCJA, this business's earnings increased as a result of higher outside and inside specialty contracting margins. The outside specialty contracting margin was driven by higher workloads and equipment revenues in areas impacted by storm activity. The inside specialty contracting margin increased as a result of higher workloads from greater customer demand for construction services, and were partially offset by lower margins in the inside industrial market resulting from reduced workloads impacted by lower customer demand as well as job losses on certain projects. Partially offsetting these increases was higher selling, general and administrative expense, primarily payroll-related costs and professional services.
The construction services business's earnings increased $19.4 million in 2017. This business recorded an income tax benefit of $4.3 million, as previously discussed. Absent the impact of the TCJA, this business's earnings increased due to higher inside and outside specialty contracting workloads and margins. The increase resulted from higher inside specialty contracting revenues driven by an increase in the number and size of construction projects in 2017 as well as decreased costs from successfully managing labor performance on projects in a majority of the business activities performed. Inside specialty margins were somewhat impacted by job losses on certain projects. Also contributing were higher outside specialty contracting and equipment revenues in areas impacted by storm activity. Partially offsetting these increases were higher selling, general and administrative expense, largely payroll-related costs, and the absence in 2017 of a $1.5 million tax benefit related to the disposition of a non-strategic asset.
The construction services business's EBITDA increased $27.2 million in 2017, compared to 2016, as a result of the overall increase in margins on work performed throughout the year.

Construction Materials and Contracting
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(Dollars in millions)
Operating revenues	$423.9	$398.3	$1,812.5	$1,874.3
Operating expenses:
Cost of sales:
Operation and maintenance	356.7	343.5	1,500.7	1,533.2
Depreciation, depletion and amortization	13.2	13.1	52.5	54.1
Taxes, other than income	8.3	7.5	38.0	37.5
	378.2	364.1	1,591.2	1,624.8
Selling, general and administrative expense:
Operation and maintenance	16.1	8.5	70.4	62.2
Depreciation, depletion and amortization	.6	1.0	3.4	4.3
Taxes, other than income	.6	.6	3.8	4.3
	17.3	10.1	77.6	70.8
Total operating expenses	395.5	374.2	1,668.8	1,695.6
Operating income	28.4	24.1	143.7	178.7
Earnings	$58.9	$13.9	$123.4	$102.7
Adjustments:
Interest expense	3.5	3.5	14.8	15.3
Income taxes	(34.0)	6.7	5.4	60.6
Depreciation, depletion and amortization	13.8	14.1	55.9	58.4
EBITDA	$42.2	$38.2	$199.5	$237.0
Sales (000's):
Aggregates (tons)	7,256	6,299	28,213	27,580
Asphalt (tons)	1,183	1,244	6,237	7,203
Ready-mixed concrete (cubic yards)	851	815	3,548	3,655
The construction materials and contracting business reported $45.0 million higher earnings in the fourth quarter of 2017, compared to the same period in 2016, which includes an income tax benefit of $41.9 million as a result of the enactment of the TCJA. Absent the impact of the TCJA, this business also had an increase in earnings from higher aggregate and construction margins. Higher sales volumes drove the increase in aggregate margins while construction margins were positively impacted by increased workloads in states that experienced favorable weather. Partially offsetting these increases was higher selling, general and administrative expense primarily from the absence in 2017 of a $6.7 million (after tax) reduction to a MEPP withdrawal liability in 2016.
The construction materials and contracting business reported $20.7 million higher earnings in 2017. This business recorded an income tax benefit of $41.9 million, as previously discussed. Absent the impact of the TCJA, this business had a decrease in earnings in 2017. The decrease was largely the result of lower asphalt product margins and lower construction margins. Decreased workloads caused by unfavorable weather during the first half of the year and less available work in energy-producing states impacted margins. Also contributing to the decrease was higher selling, general and administrative expense primarily from the absence in 2017 of a $6.7 million (after tax) reduction to a MEPP withdrawal liability in 2016. Partially offsetting these decreases were higher aggregate margins from increased sales volumes driven by strong commercial and residential demand in certain regions.
The construction materials and contracting business's EBITDA decreased $37.5 million in 2017, compared to 2016, largely due to the decrease in asphalt product and construction margins, as well as the absence in 2017 of a $11.2 million reduction to a MEPP withdrawal liability in 2016.

Other
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(In millions)
Operating revenues	$1.8	$1.9	$7.9	$8.6
Operating expenses:
Operation and maintenance	.6	.3	6.2	6.6
Depreciation, depletion and amortization	.5	.5	2.0	2.1
Taxes, other than income	—	—	.2	.1
Total operating expenses	1.1	.8	8.4	8.8
Operating income (loss)	.7	1.1	(.5)	(.2)
Earnings (loss)	$.5	$.3	$(1.5)	$(3.2)
Included in Other are general and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for income (loss) from discontinued operations. Other reported earnings of $500,000 in the fourth quarter of 2017, compared to $300,000 for the same period in 2016.
Other reported a loss of $1.5 million in 2017, compared to a loss of $3.2 million in 2016. The decreased loss was primarily the result of lower interest expense from the repayment of long-term debt with the sale of the remaining exploration and production assets. Lower operation and maintenance expense was due to the absence of the refining business in 2017 offset in part by the loss on the disposition of certain assets during the year.

Discontinued Operations
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(In millions)
Income (loss) from discontinued operations before intercompany eliminations, net of tax	$.6	$(.1)	$3.1	$(303.2)
Intercompany eliminations*	(.7)	(.7)	(6.9)	2.8
Loss from discontinued operations, net of tax	(.1)	(.8)	(3.8)	(300.4)
Loss from discontinued operations attributable to noncontrolling interest	—	—	—	(131.7)
Loss from discontinued operations attributable to the company, net of tax	$(.1)	$(.8)	$(3.8)	$(168.7)
* Includes eliminations for the presentation of income tax adjustments between continuing and discontinued operations.

The results of operations for the exploration and production and refining businesses, except certain general and administrative costs and interest expense that do not meet the criteria for income (loss) from discontinued operations, are included in income (loss) from discontinued operations.
The company's discontinued operations reported a loss of $100,000 in the fourth quarter of 2017, compared to a loss of $800,000 in 2016. The company's discontinued operations reported a loss of $3.8 million in 2017, compared to a loss of $168.7 million in 2016. The decreased loss was largely the absence in 2017 of a loss associated with the sale of the refining business in June 2016, as well as the reversal in 2017 of a previously accrued liability from the resolution of a legal matter.

Other Financial Data
	December 31,
	2017		2016
	(Unaudited)
Book value per common share	$12.44		$11.78
Market price per common share	$26.88		$28.77
Dividend yield (indicated annual rate)	2.9%		2.7%
Dividend payout from continuing operations (12 months ended)	53.4%		63.4%
Price/earnings from continuing operations ratio (12 months ended)	18.5	x	24.2	x
Market value as a percent of book value	216.1%		244.2%
Total assets*	$6,335		$6,284
Total equity*	$2,429		$2,316
Total debt*	$1,715		$1,790
Capitalization ratios:
Total equity	58.6%		56.4%
Total debt	41.4		43.6
	100.0%		100.0%
* In millions